Exhibit 10.1
Thomas M. Nealon Transition Agreement

This transition agreement (this "Agreement") between J. C. Penney Company, Inc., a Delaware corporation, including its subsidiaries and affiliates (“jcpenney”), and Thomas M. Nealon (“You” or “Your”) will set forth our mutual understanding as to the rights and obligations of You and jcpenney in connection with the elimination of Your position, effective December 1, 2011.

W I T N E S S E T H:

WHEREAS, You currently serve as Group Executive Vice President (“Group EVP”) and as an executive officer of jcpenney  with responsibility for Information Technology, Corporate Strategy, Digital Ventures, and jcp.com;

WHEREAS, in Your capacity as Group EVP, and in Your previous roles and positions, You have continuously provided superior and distinguished service to jcpenney;

WHEREAS, effective December 1, 2011 Your position as Group EVP will be eliminated and, as a result You will no longer be an executive officer of jcpenney; and

WHEREAS, in connection with (i) Your commitment and significant and continued contributions to the successful operations of jcpenney, (ii) the elimination of Your position with jcpenney, (iii) the waiver of Your rights under the Executive Termination Pay Agreement between You and jcpenney, (iv) Your agreement to abide by the Covenants and Representations contained in Section 4 of this Agreement, and (v) Your agreement to the terms of the Releases contained in Section 6 of this Agreement, jcpenney has agreed to provide, in addition to Your Annual Base Salary and Incentive Compensation, if any, under the J. C. Penney Corporation, Inc. Management Incentive Compensation Program (the “Program”) described in Section 2 of this Agreement, the  transition compensation described in Section 3 of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions

As used herein, the following terms will have the following respective meanings unless the context clearly indicates otherwise:

“Annual Base Salary” will mean Your annual base salary for the 2011 fiscal year, which is equal to $675,000 ($28,125 paid semi-monthly).

“Beneficiary” will mean Your surviving spouse or if You have no surviving spouse Your estate.

“Cause” will mean:

(a)           an intentional act of fraud, embezzlement, theft or any other material violation of law by You that occurs during or in the course of Your employment with jcpenney;

(b)           Your intentional damage of jcpenney’s assets;

(c)           Your intentional disclosure of jcpenney’s confidential information contrary to jcpenney’s policies;

(d)           a material breach of Your obligations under this Agreement;

(e)           Your intentional engagement in any competitive activity that would constitute a breach of Your duty of loyalty or of Your obligations under this Agreement;

(f)           Your willful and continued failure to substantially perform Your duties for jcpenney (other than as a result of incapacity due to physical or mental illness) under this Agreement; or

(g)           Your intentional breach of any of jcpenney’s policies or willful conduct by You that is in either case demonstrably and materially injurious to jcpenney, monetarily or otherwise;

provided, however, that termination for Cause based on clause (d) will not be effective unless You will have received written notice from jcpenney (which notice will include a description of the reasons and circumstances giving rise to such notice) not less than 30 days prior to Your termination and You fail after receipt of such notice to satisfactorily discharge Your duties.  For purposes hereof, an act, or a failure to act, will not be deemed “willful” or “intentional” unless it is done, or omitted to be done, by You in bad faith or without a reasonable belief that Your actions or omissions were in the best interest of jcpenney.  Failure to meet performance standards or objectives, by itself, does not constitute “Cause.”  “Cause” also includes any of the above grounds for dismissal regardless of whether jcpenney learns of it before or after Your Employment Termination Date.

“Code” will mean the Internal Revenue Code of 1986, as amended.

“Common Stock” will mean common stock, par value $.50 per share, of J. C. Penney Company, Inc.

“Employment Termination Date” will mean the date of Your termination of employment with jcpenney within the meaning of section 409A of the Code and applicable Treasury regulations thereunder and which, for purposes of this Agreement, will be December 1, 2011. For purposes of this definition, “jcpenney” will include all corporations, trades, and businesses, the employees of which, together with employees of J. C. Penney Company, Inc., are required by the first sentence of subsection (b), by subsection (c), by subsection

(m), or by subsection (o) of Code section 414 to be treated as if they were employed by a single employer.  For purposes of determining whether a termination of employment has occurred, the “controlled group” will be determined under Code sections 414(b) and 414(c) and Treasury Regulation section 1.414(c)-2 by using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in section 1563(a)(1), (2), and (3) of the Code.

“Equity Plan” will mean the J. C. Penney Company, Inc. 2005 Equity Compensation Plan.

“Incentive Compensation” will mean Your target incentive compensation payable under the Program for the 2011 fiscal year, which is equal to $506,250.

“LTIP” will mean the J. C. Penney Company, Inc. 2009 Long-Term Incentive Plan.

2.           Regular Compensation and Benefits

2.1    Annual Base Salary.  Your Annual Base Salary will continue to be paid pursuant to jcpenney’s standard payroll practices until Your Employment Termination Date. On Your Employment Termination Date jcpenney will pay to You, in a lump sum, any portion of Your Annual Base Salary that is earned and unpaid as of that date.

2.2           Incentive Compensation.  If You remain employed until Your Employment Termination Date, jcpenney will pay to You any pro-rated portion of Your Incentive Compensation that You are entitled to under the terms of the Program for the 2011 fiscal year.  Any portion of Your Incentive Compensation payable to You will be paid under the terms of the Program. In the event of Your death, payment of any Incentive Compensation payable to You under the Program, will be paid under the terms of the Program to Your Beneficiary.  You will forfeit Your Incentive Compensation if You voluntarily terminate employment for any reason prior to Your Employment Termination Date, or You are terminated for Cause prior to Your Employment Termination Date, or resign in lieu thereof.

2.3           Other Compensation and Benefits.

(a)
Unused My Time Off (MTO).  Following Your Employment Termination Date, You will receive a lump sum cash payment in respect of any accrued and unused MTO You may be entitled to in accordance with jcpenney's applicable MTO policy.

(b)
Employee Benefits.  Except as otherwise provided in this Agreement, You will be entitled to continued participation in jcpenney’s employee benefit plans to the extent eligible, including, but not necessarily limited to, the Executive Physical and Financial Services Counseling Programs and any other executive benefit program in which You are currently participating, the

J. C. Penney Corporation, Inc. Pension Plan; J. C. Penney Corporation, Inc. Savings, Profit-Sharing and Stock Ownership Plan; J. C. Penney Corporation, Inc. Benefit Restoration Plan; and the J. C. Penney Corporation, Inc. Mirror Savings Plan; and will have all of the continuation, conversion, or portability rights under any employee welfare benefit plan sponsored by jcpenney in which You participate that include such rights.

(c)
Business Expense Reimbursement.  jcpenney will reimburse You for all reasonable travel, entertainment or other expenses incurred by You prior to Your Employment Termination Date, in accordance with jcpenney’s expense reimbursement policy.

3.           Transition Compensation.  In connection with the elimination of Your position with jcpenney, if You remain employed until Your Employment Termination Date You will be entitled to the following transition compensation, subject to Your agreement to the Covenants and Representations contained in Section 4 and the Releases contained in Section 6.

3.1           Cash Compensation. If You remain employed by jcpenney until Your Employment Termination Date, You will receive:

(a)	a lump sum payment of $1,771,875 representing the sum of Your (i) Annual Base Salary multiplied by 1.5, plus (ii) Incentive Compensation multiplied by 1.5.

(b)
A lump sum payment equal to jcpenney’s annual premium cost for Your active Associate Medical, Dental and Life Insurance Plans coverage, if any, as in effect on the day prior to Your Employment Termination Date multiplied by 1.5 and grossed-up for applicable federal income taxes using the applicable federal income tax rate that applied to You for the taxable year in which Your Employment Termination Date occurs.

(c)	A lump sum payment of $25,000 for financial counseling services.

3.2           Acceleration of Vesting of Stock Options.  If You remain employed by jcpenney until Your Employment Termination Date all outstanding stock option awards granted under the Equity Plan and the LTIP that are unvested and would, by the terms of the applicable stock option grant notice, be forfeited as of Your Employment Termination Date will fully vest on Your Employment Termination Date and You will have until the earlier of (i) the second anniversary of Your Employment Termination Date, or (ii) the option’s “normal expiration date,” as provided in the applicable stock option grant notice, in which to exercise the option.

3.3           Acceleration of Vesting of Unvested Time-Based Restricted Stock Unit Awards.  If You remain employed by jcpenney until Your Employment Termination Date all outstanding Time-Based Restricted Stock Unit (“TBRSU”) awards granted under the Equity Plan and the LTIP that are unvested and would, by the terms of the applicable TBRSU grant notice, be forfeited as of Your Employment Termination Date will fully vest on Your Employment Termination Date and be distributable to You in shares of Common Stock as provided in the terms of the applicable TBRSU grant notice.

3.4           Acceleration of Vesting of Performance-Based Restricted Stock Unit Awards.  If You remain employed by jcpenney until Your Employment Termination Date:

(a)
all outstanding performance-based restricted stock unit (PBRSU) awards that have been earned, because the applicable performance period has passed and the applicable number of PBRSUs under the award has been established by the award’s terms (which units may or may not have been earned at the target amount), but which units are unvested and would, by the terms of the applicable PBRSU grant notice, be forfeited as of Your Employment Termination Date will fully vest on Your Employment Termination Date, and be distributable to You in shares of Common Stock as provided in the terms of the applicable PBRSU grant notice; and

(b)
all outstanding PBRSU awards that are unearned and unvested and would, by the terms of the applicable PBRSU grant notice, be forfeited as of Your Employment Termination Date will fully vest on Your Employment Termination Date, at the target amount and be distributable to You in shares of Common Stock as provided in the terms of the applicable PBRSU grant notice.

4.           Covenants and Representations.  You hereby acknowledge that Your duties with jcpenney involved and continue to involve access to and creation of jcpenney’s confidential or proprietary information and trade secrets (collectively, the “Proprietary Information”).  The Proprietary Information has been and will continue to be developed by jcpenney at substantial cost and constitutes valuable and unique property of jcpenney.  You further acknowledge that due to the nature of Your position, You had and continue to have access to Proprietary Information affecting plans and operations in every location in which jcpenney does business or plans to do business throughout the world, and Your decisions and recommendations on behalf of jcpenney affect its operations throughout the world.  Accordingly, You acknowledge that the foregoing makes it reasonably necessary for jcpenney to protect its business interests.  In that regard and to that end, You and jcpenney have agreed that a portion of the compensation described in Section 3 is to compensate You for Your agreement to the following covenants.

4.1           Confidentiality.  You covenant and agree that You will not, without the prior written consent of jcpenney, prior to or following Your Employment Termination Date disclose to any person not employed by jcpenney, or use in connection with engaging in competition with jcpenney, any Proprietary Information of jcpenney. For this purpose “Proprietary Information” includes all nonpublic information relating to jcpenney’s business, including but not limited to information, plans and strategies regarding suppliers, pricing, marketing, customers, hirings and terminations, employee performance and evaluations, internal reviews and investigations, short term and long range plans, acquisitions and divestitures, advertising, information systems, sales objectives and performance, as well as any other nonpublic information, the nondisclosure of which may provide a competitive or economic advantage to jcpenney. Proprietary Information will not be deemed to have become public where it has been disclosed or made public by or through anyone acting in violation of a contractual, ethical, or legal responsibility to maintain its confidentiality.

4.2           Nonsolicitation of Employees.  You covenant and agree that for a period of 12 months following Your Employment Termination Date, You will not, without the prior written consent of jcpenney, on Your own behalf or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any of the employees of jcpenney (or any of its subsidiaries or affiliates) to give up his or her employment with jcpenney (or any of its subsidiaries or affiliates), and that You will not directly or indirectly solicit or hire employees of jcpenney (or any of its subsidiaries or affiliates) for employment with any other employer.

4.3           Noninterference with Business Relations.  You covenant and agree that for a period of 12 months following Your Employment Termination Date, You will not, without the prior written consent of jcpenney, on Your own behalf or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any person, firm or company to cease doing business with, reduce its business with, or decline to commence a business relationship with, jcpenney (or any of its subsidiaries or affiliates).

4.4           Noncompetition.  You covenant that for a period of 12 months following Your Employment Termination Date, You will not undertake work for a Competing Business.  For purposes of this covenant, “undertake work for” will include performing services, whether paid or unpaid, in any capacity, including as an officer, director, owner, consultant, employee, agent or representative, where such services involve the performance of similar duties or oversight responsibilities as those performed by You at any time during the 12-month period preceding Your Employment Termination Date.  The term “Competing Business” will mean any business that, at the time of the determination:

(a) operates (i) any retail department store, specialty store, or  general merchandise store; (ii) any retail catalog, telemarketing, or direct mail business; (iii) any Internet-based or other electronic department store or general merchandise retailing business; (iv) any other retail business that sells goods, merchandise, or services of the types sold by jcpenney, including its divisions, affiliates, and licensees; or (v) any business that provides buying office or sourcing services to any business of the types referred to above; and

(b) conducts any business of the types referred to in (a) in the United States, Commonwealth of Puerto Rico, or another country in which jcpenney, including its divisions, affiliates, and licensees, conducts a similar business.

Notwithstanding the foregoing, subject to the express written consent of the General Counsel of jcpenney, which consent will not be unreasonably withheld, You may provide consulting services to, or serve on the board of directors of a Competing Business.  This covenant will not apply solely with respect to Your services as a member of the board of directors for any business in which You were active as a director as of December 1, 2011.

4.5           Injunctive Relief.  If You breach any of the covenants and representations contained in this Section 4, jcpenney will have no further obligation to pay You that portion of the Transition Services Compensation intended to compensate You for the covenants contained in this Section 4, or if such amount has already been paid to You jcpenney will have the right to seek repayment of a prorated portion of compensation described in Section 3.  Such prorated portion will be determined by multiplying the portion of the compensation described in Section 3 by a fraction the numerator of which is the total number of days remaining in the 12-month covenant period, and the denominator of which is the total number of days in such covenant period.  You acknowledge that any such breach is likely to result in immediate and irreparable harm to jcpenney for which money damages are likely to be inadequate.  Accordingly, You consent to injunctive and other appropriate equitable relief without the necessity of bond in excess of $500.00 upon the institution of proceedings therefor by jcpenney in order to protect jcpenney’s rights hereunder.

5.           Cooperation. You agree to make yourself reasonably available to jcpenney to respond  to requests by jcpenney for information concerning matters involving facts or events  relating to jcpenney, and to assist jcpenney as reasonably requested with respect to pending and future litigation, arbitrations or other dispute resolutions. jcpenney will reimburse You for Your reasonable travel expenses and other out-of-pocket costs incurred as a result of Your assistance under this Section 5. To the extent applicable, in accordance with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv)(A) or any successor thereto, any payments or reimbursement of travel or other out-of-pocket expenses which jcpenney is required to make under the foregoing provision will meet the requirements below. jcpenney will reimburse You for any such expenses, promptly upon delivery of reasonable documentation; provided, however, all invoices for reimbursement of expenses must be submitted to jcpenney and paid in a lump sum payment by the end of the calendar year following the calendar year in which the expense was incurred. All expenses must be incurred within a 20-year period following the involuntary termination. The amount of expenses paid or eligible for reimbursement in one year will not affect the expenses paid or eligible for reimbursement in any other taxable year. The right to payment or reimbursement under this Section 5 will not be subject to liquidation or exchange for another benefit.

6.           Releases.

6.1           You, on Your behalf and on behalf of Your heirs, descendants, ancestors and dependents, executors, administrators, assigns, successors-in-interest and predecessors-in-interest, hereby release and forever discharge jcpenney, and its respective current or former officers, directors, employees and agents, whether in their official or individual capacities, and the current and former trustees and administrators, whether in their official or individual capacities, of any pension or other benefit plan applicable to the present or former employees of jcpenney and any such plan (individually and collectively, the “Releasees”) of and from all: actions, causes of action, claims, charges, complaints, contracts, agreements, and promises whatsoever, known or unknown, suspected or unsuspected, in law or in equity against Releasees You ever had, now have, or will have against Releasees prior to and including the date of Your execution of this Agreement, including, but not limited to, any and all matters arising out of Your employment by jcpenney and cessation of Your employment (even though Your actual Employment Termination Date occurs following Your execution of this Agreement), claims for breach of an implied or express contract, claims for wrongful discharge, claims alleging a violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Texas Labor Code, the Texas Commission on Human Rights Act, the Texas Workers’ Compensation Act, the Americans with Disabilities Act of 1992, or any other federal, state or local civil or human rights law regarding discrimination based on race, color, age, sex, sexual orientation, religion, marital status, familial status, disability, or national origin, or any alleged violation of any other local, state, or federal law, regulation, ordinance and/or public policy, contract, common or tort law having any bearing whatsoever on the terms or conditions and/or the cessation of Your employment with jcpenney, You ever had, now have or will have, including claims for attorneys’ fees.

6.2           You hereby affirm that You have no facts or evidence that would support or give rise to any claim, suit, action, demand, complaint or charge of any kind or character against Releasees.

6.3           Your release will not preclude You from: (a) seeking to enforce the terms of this Agreement or; (b) except as otherwise provided herein, obtaining Your benefits under any benefit plan of jcpenney in which You participated and under which You are due a benefit, including but not limited to the J. C. Penney Corporation, Inc. Pension Plan and the J. C. Penney Corporation, Inc. Savings, Profit-Sharing and Stock Ownership Plan.

6.4           You covenant not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative charges, investigations, actions or remedies which may be filed with or pursued independently against jcpenney by You or another individual or governmental agency or agencies, whether federal, state or local, including but not limited to the Equal Employment Opportunity Commission, except for any action to enforce this Agreement.

6.5           Should You violate this Section 6 and institute an action, cause of action or claim against any Releasee for any reason that exists at the time of this Agreement, You agree that You will pay all costs and expenses, including attorneys’ fees, incurred by such Releasee in defending against such action, cause of action or claim, except to the extent You assert that this Agreement does not constitute a knowing and voluntary waiver under the ADEA or otherwise fails to comply with the Older Workers Benefit Protection Act of 1990.

6.6.           ADEA Waiver. You expressly acknowledge and agree that by entering into this Agreement, You are waiving any and all rights or claims that You may have arising under the ADEA, which have arisen on or before the date of Your execution of this Agreement. You further expressly acknowledge and agree that You have been afforded a reasonable opportunity of at least 21 days to consider this Agreement, including the Releases contained in this Section 6 and certify that You have been encouraged to consult with or seek advice from Your counsel. jcpenney hereby encourages You to consult with and seek advice from Your counsel. Having decided that the consideration referred to in Section 3 fully compensates You for making the promises set forth herein, You freely and knowingly, and after due consideration, enter into this Agreement.

6.7.           Revocation. You may revoke the Releases contained in this Section 6 in their entirety during the seven days following Your execution of this Agreement. Any revocation must be in writing and delivered by You during the revocation period to:

Janet L. Dhillon (or her successors)
Executive Vice President, General Counsel and Secretary
J. C. Penney Corporation, Inc.
6501 Legacy Drive
Plano, TX 75024

The Releases in this Section 6 will become effective and enforceable upon the expiration of the revocation period provided for in this Section 6.7, unless it is revoked during such revocation period.

7.           General Provisions.

7.1           Supersedes Other Agreements.  As provided herein, the compensation described in Sections 3.2, 3.3, and 3.4 will be in lieu of any corresponding rights and benefits You may have with respect to any such awards contemplated by those sections under the Equity Plan and the LTIP.  In addition, You agree to waive all rights You may have to any payments under Your Executive Termination Pay Agreement. Nothing in this Agreement will be construed or deemed to supersede or amend any of Your rights to indemnification and defense under any agreement, policy, bylaw or other document providing for the indemnification of jcpenney’s officers and directors.

7.2           Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement will be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

7.3           Dispute Resolution.  All disputes arising under, related to, or in connection with this Agreement will be settled by expedited arbitration conducted before a panel of three arbitrators sitting in Plano, Collin County,  Texas, in accordance with the rules of the American Arbitration Association then in effect.  The decision of the arbitrators in that proceeding will be binding on jcpenney and You.  Judgment may be entered on the award of the arbitrators in any court having jurisdiction.  The arbitrators, in their discretion, may award the costs of such arbitration, including reasonable legal and professional fees, to a prevailing party in such arbitration.

7.4           Successors and Assigns.  This Agreement is personal to You and, without the prior written consent of jcpenney, will not be assignable by You otherwise than by will or the laws of descent and distribution.  This Agreement will inure to the benefit of and be enforceable by Your legal representatives.  This Agreement will inure to the benefit of and be binding upon jcpenney and its successors and assigns.

7.5           Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, without reference to principles of conflict of laws.

7.6           Withholding.  Notwithstanding any other provision of this Agreement, jcpenney may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

7.7           Notices.  For all purposes of this Agreement, all communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed to jcpenney at its principal executive office, c/o jcpenney’s General Counsel, and to You at Your principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address will be effective only upon receipt.

7.8           Entire Agreement.  The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to Your employment by jcpenney and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceedings to vary the terms of this Agreement.

7.9           Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by jcpenney and signed by You and jcpenney. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity.  You or jcpenney may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

7.10           No Inconsistent Actions.  The parties hereto will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

7.11           Headings and Section References.  The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement.  All section references are to sections of this Agreement, unless otherwise noted.

7.12           Resignation. In connection with the elimination of Your position, You hereby resign as a director, officer, or member, as the case may be, of J. C. Penney Company, Inc., J. C. Penney Corporation, Inc., their subsidiaries and affiliates, or any committees of such entities, effective as of Your Employment Termination Date.

To indicate Your understanding and acceptance of the terms set forth in this Agreement, including the Releases contained in Section 6, please sign and date this Agreement in the space provided below.

[This page intentionally left blank.  Signature page follows.]

J.C. Penney Company, Inc.

By: /s/  Myron E. Ullman III                                                                     November  17, 2011
Myron E. Ullman III                                                                      Date
Executive Chairman

ACCEPTED AND AGREED:

Addressee

/s/ Thomas M. Nealon                                                                                November  17, 2011
     Thomas M. Nealon                                                                             Date